Exhibit 10.1

February 26, 2008

Stephen E. Wessel
CEO & President
Guaranty Savings Bank
3798 Veterans Boulevard
Metairie, Louisiana, 70002

        Re: Change in Control Agreement

Dear Mr. Wessel:

In furtherance of the provisions and terms of your initial letter of engagement as Chief Executive Officer and President of Guaranty Savings Bank, dated November 28, 2005, and your subsequent acceptance thereof, and more specifically the provisions regarding a Change in Control, the Board of Directors has decided and does hereby agree to the following:

If a Change in Control occurs during the next two (2) years of your employment as Chief Executive Officer and President, commencing January 1, 2008, and extending through December 31, 2009, and your employment is terminated for reasons other than cause, then you shall be entitled to and receive:

a.	Accrued Base Salary through the date of termination of your employment; plus
b.	A lump sum payment equal to one year’s Base Salary; and
c.	Any other benefits to which you may be entitled upon your termination of employment with Guaranty, in accordance with the terms of the plans and programs of Guaranty.

The above and foregoing supersedes any and all prior verbal and/or written statements or communications concerning a Change in Control.

 /s/ Albert J. Zahn, Jr.
Albert J. Zahn, Jr., Chairman

I hereby acknowledge and accept the terms and provisions as set forth above on this 29th day of   February  , 2008.

/s/ Stephen E. Wessel
Stephen E. Wessel